EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.0001 per share, of Kennedy-Wilson Holdings, Inc., dated as of November 18, 2019 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

/s/ Todd L. Boehly
Todd L. Boehly

Eldridge Industries, LLC

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Authorized Signatory

Security Benefit Life Insurance Company

By:	/s/ Joseph Wittrock
Name:	Joseph Wittrock
Title:	Chief Investment Officer

Quinton Heights, LLC

By:	/s/ Todd L. Boehly
Name:	Todd L. Boehly
Title:	Authorized Signatory

November 18, 2019